SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    FLOATING RATE PORTFOLIO

Address of Principal Business Office:

                  50 California Street, 27th Floor,
                  San Francisco, California  94111

Telephone Number: (415) 392-6181

Name and address of Agent for service of process:

                  David J. Thelander
                  Chancellor LGT Asset Management, Inc.
                  50 California Street, 27th Floor,
                  San Francisco, California  94111

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
 YES /X/ NO / /
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         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of San Francisco and State of California on the 21st day of March, 1997.


                             Floating Rate Portfolio


                           By: /s/ David J. Thelander
                              ----------------------------------
                                David J. Thelander
                                    Secretary


Attest: /s/ Johanne Castro
       ---------------------------
           Notary Public